Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Pension Investment Committee

Anheuser-Busch 401(k) Savings and Retirement Plan

We consent to the incorporation by reference in the Registration Statement No. 333-165566 on Form S-8 of our report dated June 26, 2026, appearing in this Annual Report on Form 11-K of the Anheuser-Busch 401(k) Savings and Retirement Plan for the year ended December 31, 2025.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 26, 2026